Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2012 with respect to the consolidated financial statements included in the Annual Report of American Realty Capital Daily Net Asset Value Trust, Inc. and subsidiary on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statement of American Realty Capital Daily Net Asset Value Trust, Inc. on Form S-11 (File No. 333-169821, effective August 15, 2011).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 29, 2012